SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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WYNNEFIELD GROUP
450 Seventh Avenue, Suite 509
New York, NY 10123

July 31, 2007

VOTE THE GOLD PROXY CARD TODAY
TO ELECT TRULY INDEPENDENT DIRECTORS
COMMITTED TO ENHANCING VALUE FOR ALL SHAREHOLDERS!

Dear Fellow Crown Crafts Stockholder:

By this point, we suspect that you might have tired of hearing from us. However, we owe it to you to set the record straight.

As Crown Crafts’ largest stockholder, we have been meeting with other outside stockholders to discuss our campaign to elect two independent and highly qualified nominees to the Company’s Board who will work to enhance shareholder value. Listening to other stockholders, we sense a growing recognition that the Company has reached a critical crossroads and a building momentum behind support for our nominees - Frederick G. Wasserman and Nelson Obus.

The current Board must be sensing the same thing because they are now resorting to desperate mischaracterizations of us, our objective and our commitment to create shareholder value.

Let’s address these “red herrings,” so we can all focus our attention on the real issues - overcoming an earnings quagmire and properly positioning the company for future growth.

Red Herring #1: The current Board claims that we are determined to sell the Company. Nothing could be further from the truth.

We are long-term investors. We have been invested in this Company for more than eight years. Our nominees will be only two of seven directors. We’re here to participate - not liquidate.

We believe this Company has great upside potential. But we can’t get there the way the Board is constituted today. Not without significant business and governance changes to enhance shareholder value.

Messrs. Obus and Wasserman seek the best alternative to provide all stockholders greater value. We are recommending that the Company engage a recognized financial advisor to help identify and analyze appropriate strategic options. We have no pre-conceived notions on how to accomplish that… except that an independent third party expert should be retained immediately to conduct a thorough and fair examination of the best alternatives, and the Board must act quickly in stockholders’ best interests.

Let’s be very clear: Wynnefield’s nominees are committed to support the alternative that provides the best value to all stockholders. We believe this should be determined by an orderly and objective process. Period. We would support the sale of the Company, or another alternative - such as meaningful share buybacks or an intelligent acquisition strategy with a real succession plan only if the process supports that conclusion.

Red Herring #2: The current Board claims that we seek to control the Board. That is mathematically impossible.

Here’s the truth: we seek two seats on a seven-member Board of Directors. Not a majority. You cannot “control” the Board with two seats out of seven.

Even if they vote together, our nominees will not be able to adopt any measures without the support of the other directors of the current Board. To form a majority of directors, Obus and Wasserman look forward to working constructively with the other directors. They will urge the Board to fulfill its fiduciary duty to act to enhance value for all shareholders, including an examination of all options open to the Company and implementing best practices in corporate governance.

Red Herring #3: The current Board claims that we will seek reimbursement for the costs of the proxy campaign to elect two independent directors to the Board. That is true, but as the rules provide, and in accordance with custom and practice, we will be entitled to seek reimbursement ONLY IF our nominees are elected to the Board, in evidence that you, the shareholders, have recognized the value that we will have brought to the Company.

In fact, right now the Company is paying all of the solicitation costs of Messrs. Fox, Deyo and Chestnut. As shareholders, we are all paying the cost of Mr. Fox and Mr. Deyo’s efforts to entrench themselves. As Crown Crafts’ largest shareholder, we are picking up 15% of the solicitation costs for the management nominees, as well as our own.

Will Messrs. Deyo and Fox reimburse the Company for the costs of their own proxy solicitation campaign if they lose?

The Company’s red herrings are meant to divert attention from the Company’s failure to address the substantive points raised by our proxy solicitation.

CAN THIS BOARD OBJECTIVELY CONSIDER BEST ALTERNATIVES TO ENHANCING STOCKHOLDER VALUE WHEN THEY BENEFIT FROM THE STATUS QUO?

Wynnefield believes that the Board as presently comprised is not aligned with stockholders’ interests.

Other than Chairman and CEO Randall Chestnut (who received at least 40% of his shares for free), no other directors have material stock holdings. In fact, directors receive 98% of their compensation in cash - and only 2% in Company shares.

Moreover, Steven Fox, a director on the current Compensation Committee and one of the Board’s nominees, is a Partner in Rogers & Hardin - a law firm that receives an undisclosed amount of legal fees from the Company. The Company protests that Mr. Fox’s firm receives less than 1% of its revenues from this arrangement, but that could still represent hundreds of thousands of dollars. Perhaps more to the point: how much do these fees represent of Mr. Fox’s value to Rogers & Hardin? How does it affect his standing within his own law firm… and his compensation there?

In turn, Mr. Fox’s Compensation Committee has awarded Randall Chestnut substantial salary and bonuses… while Mr. Chestnut, as CEO and Chairman of the Board, has engaged Mr. Fox’s law firm as outside counsel. A cozy relationship.

Considering what Crown Crafts means to Mr. Fox, can he really be expected to objectively consider strategic alternatives that would benefit stockholders but turn off the faucet pouring out his law firm’s legal fees and director compensation?

In fact, in response to Wynnefield’s criticism, the Company has belatedly offered to have Mr. Fox leave the Compensation Committee if he is re-elected to the Board - an implicit admission of at least the appearance of a conflict-of-interest. But if Mr. Fox’s dual role as the Company-paid lawyer and a director determining executive compensation is inappropriate, why hasn’t he resigned already?  If continuing in these conflicted dual roles would be wrong if he is re-elected, certainly it is wrong for Mr. Fox to do so today.

Apparently, members of the current Board - nearly all of whom live in the Atlanta area - are a tight-knit group. This kind of arrangement creates a clubbiness that limits professional skepticism, which harms outside shareholders and benefits an entrenched management and Board. As of today, the Board has:

•	No strategic plan;
•	No announced succession plan for senior management;
•	No proven track record in successful acquisitions;
•	No national expertise; and
•	No governance or nominating committee.

AS FURTHER EVIDENCE OF OUR COMMITMENT TO WORK CONSTRUCTIVELY FOR STOCKHOLDER VALUE
AND IN AN EFFORT TO EFFECTUATE MODERN GOVERNANCE PRACTICES, WE HAVE OFFERED TO WITHDRAW
 OUR PROXY CONTEST TO RESOLVE THESE ISSUES IN AN AMICABLE WAY.

This is a proxy campaign that we undertook reluctantly as a last resort because the current Board had steadfastly refused to permit us to participate in the Company’s governance - even though we are the Company’s largest stockholder and long-term investors in Crown Crafts.

Like you, as fellow stockholders, we have a lot riding on the Company’s future. And we remain concerned that without a strategic plan, or an announced succession plan, or implementation any of several important business and governance changes we have advocated, Crown Crafts’ growth potential is at risk.

Because our goal remains - as it always has been - constructive participation in the Company’s governance, we have offered the Company an alternative proposal in accordance with today’s best practices of good governance and director compensation. Under that proposal, we have offered to withdraw our proxy campaign to replace two of the incumbent directors under the conditions that the Company:

•	Expand the Board from seven members to nine members;
•	Elect Messrs. Wasserman and Obus to fill the two new seats;
•	Pay non-employee directors half of their current cash compensation, which averages more than $40,000 per director, in restricted stock;
•	Form a nominating and governance committee immediately, with one of our nominees as a member;
•
Form a strategic planning committee immediately, with E. Randall Chestnut as one of its members and one of our nominees as another member, with the intent to hire a qualified independent consultant to assist management and the Board in determining a future strategic plan and aligning future capital allocations to fulfill the agreed upon strategic plan; and

•	Commit to putting to a stockholder vote at the 2008 Annual Meeting, and supporting a binding resolution to de-classify the Board.

We believe that these changes reflect the current best practice in the area of corporate governance. Furthermore, amending the nature of the cash portion of director compensation will not only more than offset the cash cost of two additional directors, it will more closely align the financial interests of directors with those of the stockholders in accordance with best practice in director compensation. Our nominees have accepted and are committed to implementing this compensation arrangement, if elected to the Board.

We have urged the Company to accept our proposal. However, in the event that the Company declines our offer, we intend to continue the fight for your rights as shareholders to its conclusion in order to permit you to determine the outcome.

OUR DIRECTOR NOMINEES ARE COMMITTED TO EXAMINING HOW BEST TO ENHANCE SHAREHOLDER VALUE,
IMPLEMENTING BEST PRACTICES IN CORPORATE GOVERNANCE, AND BEING TRULY INDEPENDENT MEMBERS OF THE BOARD.

We believe that it is time for new thinking. If the Company rejects our compromise offer, we are seeking, at the Company’s upcoming Annual Meeting of Shareholders, your support for two independent and highly qualified candidates for election to Crown Crafts’ Board of Directors. Messrs. Obus and Wasserman will work constructively with the Board and urge them to fulfill the Board’s fiduciary duty to explore the Company’s options for maximizing shareholder value and to implement best practices in corporate governance. We need your support to bring about these changes for the benefit of all shareholders.

UNLESS AND UNTIL THE COMPANY ACCEPTS OUR NEW PROPOSAL, WE URGE STOCKHOLDERS TO VOTE FOR
 THE ELECTION OF NELSON OBUS AND FREDERICK G. WASSERMAN BY USING THE GOLD PROXY CARD.

FOR YOUR CONVENIENCE, WE HAVE MADE ARRANGEMENTS FOR TELEPHONE AND INTERNET VOTING. SIMPLY FOLLOW THE INSTRUCTIONS ON THE GOLD PROXY CARD.
Remember that you can vote the GOLD card at any point in this process - even if you previously voted a white proxy card, you can still change your vote. Help us to win a voice for outside stockholders. If you have already voted a white proxy card and wish to change your vote, you have every legal right to do so. Simply vote the GOLD proxy promptly by telephone, internet or mail. Only the last dated vote will count.

We urge you to read our proxy material carefully. If you have any questions or if you require assistance in voting your proxy, please call:

MacKenzie Partners, Inc.
(800) 322-2885 (Toll Free)
(212) 929-5500 (Call Collect)

Thank you for your continued support.

Very truly yours, /s/ Nelson Obus Nelson Obus